EXHIBIT 2

           FIRST AMENDMENT TO PARTICIPATION AGREEMENT

     This FIRST AMENDMENT TO PARTICIPATION AGREEMENT (this "Amendment"), dated as of September 30, 1998, is by and among REEBOK INTERNATIONAL, LTD., as lessee and as guarantor (the "Lessee"), CREDIT SUISSE LEASING 92A, L.P., as lessor (the "Lessor"), the Persons named on Schedule I to the hereafter defined Participation Agreement, as lenders (the "Lenders"), CREDIT SUISSE FIRST BOSTON, as administrative agent ("Administrative Agent"), FLEET NATIONAL BANK, as documentation agent ("Documentation Agent") and WACHOVIA BANK, N.A., as syndication agent ("Syndication Agent"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned such term in the Participation Agreement (as defined below).

                             RECITALS

     A. The Lessor, the Lessee, the Lenders, the Administrative Agent, the Documentation Agent, the Syndication Agent and Credit Suisse First Boston, as arranger, are parties to that certain Participation Agreement, dated as of March 27, 1998 (as amended, restated, supplemented or otherwise modified from time to time, the "Participation Agreement"); and

     B. The parties desire to amend the Participation Agreement on the terms and conditions set forth in this Amendment;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

     1.   Amendment to the Participation Agreement.  (a)  Section
5.18(a) of the Participation Agreement is hereby amended effective as of the date hereof by deleting such section in its entirety and inserting the following in substitution therefor:

     "(A) Indebtedness to EBITDA. Permit the ratio of (i) total Indebtedness of Lessee and its Subsidiaries on a consolidated basis at any date during a period set forth below to (ii) EBITDA of Lessee and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters most recently ended prior to such date for which Lessee has delivered the financial statements contemplated by Section 5.10(a) or (b), as the case may be, to be greater than the ratio set forth below opposite the "Test Period" during which such date occurs:

          Test Period              Ratio
          _________           _____

          12/31/97 - 03/31/98      3.40 to 1.0
          04/01/98 - 06/30/98      3.25 to 1.0
          07/01/98 - 12/31/99      3.50 to 1.0
          01/01/00 - 03/31/00      3.25 to 1.0
          04/01/00 - thereafter    3.00 to 1.0"

     (b) Appendix I of the Participation Agreement is hereby amended effective as of the date hereof by deleting the defined term "EBITDA" in its entirety and inserting the following in substitution therefor:

     "EBITDA" means for any fiscal period, the Consolidated Net Income or Consolidated Net Loss, as the case may be, for such fiscal period, after restoring thereto amounts deducted to (a) extraordinary losses (or deducting therefrom any amounts included therein on account of extraordinary gains) and special charges,
(b) depreciation and amortization (including write-offs or write-downs of amortizable and depreciable items), (c) the amount of interest expense of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of their consolidated Indebtedness, (d) the amount of tax expense of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period and (e) minority interests; provided that there shall be restored to Consolidated Net Income or Consolidated Net Loss for the fiscal quarter ending on or about March 31, 1998 and for each consecutive fiscal quarter thereafter though the fiscal quarter ending on or about December 31, 1999 the amount of any non-recurring charges (not to exceed $10,000,000 for each such fiscal quarter) attributable to the re-engineering, start-up and consolidation of European operations of the Company and its Subsidiaries and the implementation of global enterprise software."

     (c) Appendix I of the Participation Agreement is hereby further amended effective as of the date hereof by deleting the defined term "Responsible Officer" in its entirety and inserting the following in substitution therefor:

     "Responsible Officer" means (i) the chief executive officer, president, executive vice president or the chief operating officer of the Company, or (ii) with respect to financial matters, the chief financial officer or the treasurer, or (iii) solely for purposes of signing Advance Requests, the Assistant Treasurer or the manager of treasury services of the Company."

     2. Except as specifically amended above, the Participation Agreement and each of the Schedules, Exhibits and Appendices thereto shall each remain in full force and effect, and the Participation Agreement and each of the Schedules, Exhibits and Appendices thereto, as amended by this Amendment, are each hereby ratified and confirmed in all respects. Without limitation of the foregoing, (a) the Lessee hereby confirms, reaffirms and restates the representations and warranties of Lessee set forth in Section 4.1 of the Participation Agreement, provided that each reference to the Participation Agreement therein shall be deemed to be a reference to the Participation Agreement as herein amended, and (b) the Lessee further represents and warrants that non Default or Event of Default has occurred and is continuing.

     3. This Amendment shall become effective as of September 30, 1998 upon the receipt by the Administrative Agent of a duly executed counterpart hereto from each of the Lessee, the Lessor and each of the Participants. Upon the effectiveness of this Amendment, each reference in (i) the Participation Agreement to "this Agreement," "hereunder," "hereof," or words of similar import and (ii) any other Operative Agreement to "the Participation Agreement" shall, in each case, mean and be a reference to the Participation Agreement as amended hereby.

     4. Section hearings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this amendment for any other purpose.

     5. This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

     6. GOVERNING LAW. THIS AGREEMENT HAS BEEN DELIVERED IN ACCORDANCE WITH, AND SHALL IN ALL RESPECT BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed and delivered by its proper and duly authorized officer as of the date first written above.


                    REEBOK INTERNATIONAL LTD., as Lessee,
               Guarantor and Construction Agent



                    By:  /s/Leo S. Vannoni


                    CREDIT SUISSE FIRST BOSTON, as Administrative
                    Agent and as a Lender


                    By: /s/


                    By:  /s/

                    CREDIT SUISSE LEASING 92A, L.P., as Lessor


                    By:  /s/


                    By:  /s/


                    FLEET NATIONAL BANK, as Documentation Agent and as a Lender


                    By:  /s/


                    WACHOVIA BANK, N.A., as Syndication Agent and as a Lender


                    By:  /s/


                    ABN AMRO BANK N.V., as a Lender


                    By:  /s/


                    By:  /s/

                    BANCA COMMERCIALE ITALIANA, as a Lender


                    By:  /s/


                    By:  /s/


                    BANQUE NATIONAL DE PARIS, as a Lender


                    By:  /s/

                    By:  /s/



                    CITICORP USA, as a Lender


                    By:  /s/


                    By:  /s/